Exhibit 99.1

NOBILITY HOMES, INC. ANNOUNCES THIRD QUARTER 2011 RESULTS

Ocala, FL…November 28, 2012, — Today Nobility Homes, Inc. (NOBH) announced sales and earnings results for the third quarter and nine months ended August 6, 2011. Total net sales in the third quarter of 2011 were $2,881,572 compared to $4,351,040 recorded in the third quarter of 2010, which includes sales of repossessed homes of $390,180 and $505,937, respectively. Loss from operations for the third quarter 2011 was $929,145 versus a loss of $2,963 in the same period a year ago. Net loss after taxes for the third quarter of 2011 was $3,048,852 as compared to net loss after taxes of $151,265 for the same period last year. Loss for the third quarter 2011 was ($0.75) per share compared to a loss of ($0.04) per share in the same period a year ago.

Total net sales for the first nine months of 2011 were $9,343,475 compared to $11,352,443 for the first nine months of 2010, which includes sales of repossessed homes of $1,243,821 and $1,645,859, respectively. Loss from operations for the first nine months of 2011 was $1,266,067 versus a loss of $611,678 in the first nine months of 2010. The net loss after taxes for the third quarter of 2011 was $3,350,999 compared to loss of $665,959 for the same nine month period last year. Loss for the first nine months of 2011 was ($0.83) per share compared to loss of ($0.16) per share last year.

As we have previously reported, the PCAOB reviewed the 2009 audit performed by our previous auditors McGladrey LLP. The PCAOB challenged whether the Company should have created a guarantee liability for the Company’s buyback obligation under the Finance Revenue Sharing Agreement (“FRSA”). In consultation with the SEC staff, the Company determined that a guarantee liability should have been recognized in prior periods. This guarantee liability resulted in a noncash charge of approximately $1.06 million, net of income taxes of $.64 million as of October 31, 2009. In October 2011, the Company amended the FRSA with 21st Mortgage Corp. eliminating the obligation to buyback additional defaulted loans, thereby eliminating the guarantee liability. Therefore, the guarantee liability will be reversed in the fourth quarter 2011. Additionally, the amendment to the FRSA provided for no additional reimbursements from the Reserve account for losses incurred upon liquidating the defaulted loans that we had already repurchased. This will require the Company to book a noncash $3.5 million inventory impairment charge, in the 4th quarter 2011, to reflect the inventory at current market value, since no reimbursement from the reserve account will be received.

Due to the slow home sales in Florida, the Company has assessed the fair value of its investment in two manufactured home communities, using projected financial information. The analysis for Walden Woods revealed that the value for Walden Woods was less than the value for which the Company was carrying the investment on the balance sheet. Consequently, the Company has fully impaired its investment in Walden Woods, resulting in a noncash charge to operations of $791,355 during the three months ended August 6, 2011. The fair value analysis for Cypress Creek also resulted in an impairment. The Company will take a noncash $1.3 million charge to reduce the carrying value of this investment during the three months ended August 6, 2011. Please refer to the Company’s 10-Q for a more detailed explanation of these events.

Nobility’s financial position during the third quarter 2011 remains strong with cash and cash equivalents, short and long term investments of $8,127,472 and no outstanding debt. Working capital is $17,690,511 and our ratio of current assets to current liabilities is 13.9:1. Stockholders equity is $36,312,244 and the book value per share of common stock is $8.95. The Company’s Board of Directors has authorized the purchase of up to 200,000 shares of the Company’s stock in the open market.

In addition the Company’s internal financial statement at November 3, 2012 indicate cash and cash equivalents, short and long term investments of $7,643,925.

Sales and operations for the third quarter of 2011, continued to be adversely impacted by our country’s economic uncertainty and the low manufactured housing shipments in Florida, plus the overall weakness in Florida and the nation’s housing market. Industry shipments in Florida for the period November 2010 through July 2011 were down approximately 18% from the same period last year. While the management has not seen decisive improvement in these challenges brought about by the tumultuous events of the past four years, some slight progress has emerged for the nation’s economy. Although the overall housing picture, credit market and economy have not improved measurably during the past year and the immediate outlook for the manufactured housing industry in Florida and the nation is uncertain, management believes the long-term demographic trends still favor future growth in the Florida market area we serve. Job formation, immigration growth and migration trends, plus consumers returning to more affordable housing should favor Florida. The Baby Boomer generation began to turn 65 in January 2011 and by 2030 the number of Americans 65 and over is predicted to almost double. This trend coupled with the end of the free spending credit-driven years, Nobility’s 44 years in the Florida market, and consumers’ increased need for more affordable housing should serve the company well in the coming years. Management remains convinced that our specific geographic market is one of the best long-term growth areas in the country. The country must experience a better economy with less uncertainty, improved sales in the existing home market, declining unemployment, continued low interest rates, improving credit markets, increased consumer confidence and more retail financing for the demand of our affordable homes to improve significantly.

Management understands that during this very complex economic environment, maintaining the Company’s strong financial position is vital for future growth and success. Because of the poor business conditions in our market area and the lack of any clarity when today’s economic challenges will improve measurably, the Company will continue to evaluate Prestige’s twelve retail model centers in Florida, along with all expenses within the Company and react in a manner consistent with maintaining our financial position.

IF YOU HAVE ANY QUESTIONS, PLEASE CALL TERRY OR TOM TREXLER @ 800-476-6624 EXT 221 OR TERRY@NOBILITYHOMES.COM OR TOM@NOBILITYHOMES.COM

Certain statements in this report are forward-looking statements within the meaning of the federal securities laws, including our statement that working capital requirements will be met with internal sources. Although Nobility believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, competitive pricing pressures at both the wholesale and retail levels, increasing material costs, continued excess retail inventory, increase in repossessions, changes in market demand, changes in interest rates, availability of financing for retail and wholesale purchasers, consumer confidence, adverse weather conditions that reduce sales at retail centers, the risk of manufacturing plant shutdowns due to storms or other factors, the impact of marketing and cost-management programs, reliance on the Florida economy, impact of labor shortage, impact of materials shortage, increasing labor cost, cyclical nature of the manufactured housing industry, impact of rising fuel costs, catastrophic events impacting insurance costs, availability of insurance coverage for various risks to Nobility, market demographics, management’s ability to attract and retain executive officers and key personnel, increased global tensions, market disruptions resulting from terrorist or other attack and any armed conflict involving the United States and the impact of inflation.

NOBILITY HOMES, INC.

Consolidated Balance Sheets

	August 6, 2011	November 6, 2010
	(Unaudited)

Assets
Current assets:
Cash and cash equivalents	$6,117,617	$8,225,232
Short-term investments	2,009,855	2,025,812
Accounts and notes receivable	511,518	296,536
Mortgage notes receivable, current	2,404	2,284
Inventories	6,397,420	7,493,776
Pre-owned homes, current	2,276,039	1,549,211
Minimum receivable due from escrow, current	751,622	529,397
Income tax receivable	244,365	244,365
Prepaid expenses and other current assets	411,878	230,597
Deferred income taxes	341,218	267,566

Total current assets	19,063,936	20,864,776

Property, plant and equipment, net	3,871,444	3,989,441
Pre-owned homes, long term	6,563,044	5,214,962
Minimum receivable due from escrow, long term	2,167,332	1,782,057
Long-term investments	—	512,786
Mortgage notes receivable, long term	189,188	190,921
Other investments	3,377,294	5,647,043
Deferred income taxes	1,575,782	1,649,434
Other assets	3,291,252	2,524,952

Total assets	$40,099,272	$42,376,372

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$291,546	$220,635
Accrued compensation	75,762	114,478
Accrued expenses and other current liabilities	634,957	209,787
Deferred revenue, current	38,375	—
Customer deposits	332,785	554,991

Total current liabilities	1,373,425	1,099,891

Deferred revenue, long term	706,373	—
Reserve for guarantee liability	1,707,230	1,682,621

Total liabilities	3,787,028	2,782,512

Commitments and contingent liabilities

Stockholders’ equity:
Preferred stock, $.10 par value, 500,000 shares authorized; none issued and outstanding	—	—
Common stock, $.10 par value, 10,000,000 shares authorized; 5,364,907 shares issued	536,491	536,491
Additional paid in capital	10,558,074	10,482,920
Retained earnings	34,685,304	38,036,303
Accumulated other comprehensive income	84,068	89,839
Less treasury stock at cost, 1,308,763 shares in 2011 and 2010	(9,551,693)	(9,551,693)

Total stockholders’ equity	36,312,244	39,593,860

Total liabilities and stockholders’ equity	$40,099,272	$42,376,372

NOBILITY HOMES, INC.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

	Three Months Ended		Nine Months Ended
	August 6, 2011	July 31, 2010	August 6, 2011	July 31, 2010

Net sales	$2,881,572	$4,351,040	$9,343,475	$11,352,443

Cost of goods sold	(2,390,136)	(3,448,062)	(7,575,835)	(9,015,223)

Gross profit	491,436	902,978	1,767,640	2,337,220

Selling, general and administrative expenses	(1,420,581)	(905,941)	(3,033,707)	(2,948,898)

Operating income (loss)	(929,145)	(2,963)	(1,266,067)	(611,678)

Other income (loss):
Interest income	54,413	65,566	127,802	194,911
Undistributed earnings in joint venture - Majestic 21	3,705	3,695	21,201	15,099
Losses from investments in retirement community limited partnerships	(2,180,145)	(352,995)	(2,290,950)	(803,044)
Miscellaneous	2,320	21,826	57,015	45,844

Total other income (loss)	(2,119,707)	(261,908)	(2,084,932)	(547,190)

Loss before provision for income taxes	(3,048,852)	(264,871)	(3,350,999)	(1,158,868)

Income tax benefit (expense)	—	113,606	—	492,909

Net loss	(3,048,852)	(151,265)	(3,350,999)	(665,959)

Other comprehensive income (loss), net of tax for 2010:
Unrealized investment gain (loss)	(33,957)	(5,280)	(5,771)	42,175

Comprehensive loss	$(3,082,809)	$(156,545)	$(3,356,770)	$(623,784)

Weighed average number of shares outstanding:
Basic	4,056,144	4,056,144	4,056,144	4,056,144
Diluted	4,056,144	4,056,144	4,056,144	4,056,144

Loss per share:
Basic	$(0.75)	$(0.04)	$(0.83)	$(0.16)
Diluted	$(0.75)	$(0.04)	$(0.83)	$(0.16)